Exhibit 99.1

Edwards Lifesciences Corporation One Edwards Way • Irvine, CA USA •92614 Phone: 949.250.2500 • Fax: 949.250.2525 www.edwards.com

NEWS RELEASE

Media Contact:	Amanda C. Fowler, 949-250-5070

Investor Contact:

  David K. Erickson, 949-250-6826

EDWARDS LIFESCIENCES REPORTS

STRONG FOURTH QUARTER RESULTS

• Company Achieves Double Digit Sales Growth

• 2009 Transcatheter Heart Valve Sales More than Double to $112 Million

IRVINE, Calif., February 4, 2010 — Edwards Lifesciences Corporation (NYSE: EW), a world leader in products and technologies to treat advanced cardiovascular disease, today reported net income for the quarter ended December 31, 2009 of $47.6 million, or $0.80 per diluted share, compared to net income of $38.1 million, or $0.66 per diluted share, for the same period in 2008.  Excluding special items detailed in the reconciliation table below, fourth quarter 2009 net income was $49.8 million, or $0.84 per diluted share, compared to net income of $45.2 million, or $0.78 per diluted share, for the same period last year.  Fourth quarter diluted earnings per share increased 21.2 percent over last year.  Excluding special items, diluted earnings per share grew 7.7 percent.

Fourth quarter net sales increased 11.9 percent to $346.7 million.  Underlying(1) sales growth was 10.2 percent, which excludes a $16.6 million positive impact from foreign exchange and an $11.7 million reduction primarily from divested products.

“The fourth quarter caps a very strong year of financial results and progress on our exciting new technologies,” said Michael A. Mussallem, Edwards Lifesciences’ chairman and CEO.  “We are particularly proud to have brought revolutionary transcatheter technology to so many previously underserved patients in only our second year since launch.  In 2009, we more than doubled our SAPIEN sales to $112 million.”

“This quarter’s results were also highlighted by U.S. share gains in surgical heart valve therapy.  In addition, we continued to make steady progress on our next generation heart valve systems.”

Sales Results

For the fourth quarter, the company reported Heart Valve Therapy sales of $188.3 million, representing 25.8 percent growth over last year.  Underlying sales grew 15.4 percent, excluding an $8.8 million contribution from foreign exchange.  Results were driven by strong transcatheter heart valve sales and recent U.S surgical product introductions.

“In the U.S., we continued to see strong adoption of our premium Magna Ease aortic valve.  Additionally, we achieved transcatheter heart valve sales of $34.9 million, driven by robust demand in Europe and continued international expansion,” said Mussallem.

Critical Care sales were $120.8 million for the quarter, representing 2.2 percent growth over last year.  Underlying sales grew 7.2 percent over prior year, excluding an $11.3 million impact from the divested hemofiltration product line, partially offset by a $5.9 million contribution from foreign exchange.  Growth was driven by strong sales of FloTrac systems, pressure monitoring products and PreSep oximetry catheters.

Cardiac Surgery Systems sales for the quarter were $23.9 million.  Excluding foreign exchange, sales were relatively unchanged compared to the prior year due to the voluntary product recall discussed last quarter.

Vascular sales were $13.7 million, a decline from $18.9 million in the same quarter last year due primarily to the divestiture of the LifeStent product line.

Domestic and international sales for the fourth quarter were $140.7 million and $206.0 million, respectively.

Additional Operating Results

For the quarter, Edwards’ gross profit margin was 70.7 percent compared to 68.1 percent in the same period last year.  This improvement was due primarily to product mix, which was partially offset by foreign exchange.

Selling, general and administrative expenses were $132.3 million for the quarter, or 38.2 percent of sales, compared to $120.2 million in the prior year.  The increase was driven by foreign exchange and higher Heart Valve Therapy sales and marketing expenses.

Research and development expenses (R&D) for the quarter were $48.3 million, or 13.9 percent of sales.  As a result of additional spending on transcatheter heart valve technology and glucose monitoring, R&D investments increased 34.9 percent compared to the prior year.

During the quarter, Edwards recorded a $3.7 million special charge related to the write-off of previously capitalized patent enforcement costs.

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Free cash flow for the quarter was $45.7 million, calculated as cash from operating activities of $65.9 million, minus capital expenditures of $23.7 million, plus $3.5 million in tax payments related to a previous milestone associated with the LifeStent product line divestiture.

Total debt at December 31, 2009 was $90.3 million.  Cash and cash equivalents were $334.1 million at the end of the quarter, resulting in net cash of $243.8 million.

During the quarter, the company repurchased 207,500 shares of common stock for $15.9 million.

Twelve-Month Results

For the twelve months ended December 31, 2009, the company recorded net income of $229.1 million, or $3.90 per diluted share, compared to $128.9 million, or $2.19 per diluted share, for 2008.  Excluding special items detailed in the reconciliation table below, full year 2009 net income was $179.0 million, or $3.05 per diluted share, compared to $150.3 million, or $2.55 per diluted share, for the same period last year.  For full year 2009, diluted earnings per share increased 78.1 percent over last year.  Excluding special items, diluted earnings per share grew 19.6 percent.

Net sales for the year increased 6.8 percent to $1.32 billion.  Underlying sales growth was 11.1 percent, which excludes a $15.2 million negative impact from foreign exchange and a $31.9 million reduction primarily from discontinued products.

Free cash flow generated for the year was $178.1 million, calculated as cash flow from operating activities of $165.3 million, minus capital expenditures of $64.0 million, plus the $39.0 million impact of terminating the company’s Japan securitization program, $22.8 million in tax payments related to the sale of the LifeStent product line, and $15.0 million related to the charitable fund contribution.

Domestic and international sales for the full year were $556.1 million and $765.3 million, respectively.

During the year, the company repurchased 1.5 million shares of common stock for $95.5 million.

2010 Outlook

“We look forward to another year of strong performance in 2010 and expect a bright future for Edwards,” said Mussallem.

“For 2010, our financial goals remain unchanged.  Excluding special items, we expect to generate total sales of $1.43 to $1.50 billion, which represents 10 to 13 percent underlying growth.  In addition, we anticipate increasing our gross profit margin by 50 to 100 basis points, achieving net income growth of 17 to 19 percent, and generating free cash flow of $190 to $200 million.

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“Finally, we estimate that first quarter 2010 diluted EPS will be between $0.77 and $0.81, and between $3.50 and $3.60 for the full year.”

About Edwards Lifesciences

Edwards Lifesciences is the global leader in the science of heart valves and hemodynamic monitoring, with more than five decades of experience in partnering with clinicians to develop life-saving innovations.  Headquartered in Irvine, Calif., Edwards treats advanced cardiovascular disease with its market-leading heart valve therapies, and critical care and vascular technologies, which are sold in approximately 100 countries.  The company’s global brands include Carpentier-Edwards, Cosgrove-Edwards, Edwards SAPIEN, FloTrac, Fogarty, PERIMOUNT Magna and Swan-Ganz.  Additional company information can be found at http://www.edwards.com.

Conference Call and Webcast Information

Edwards Lifesciences will be hosting a conference call today at 5:00 p.m. ET to discuss its fourth quarter results.  To participate in the conference call, dial (877) 407-8037 or (201) 689-8037.  For 72 hours following the call, an audio replay can be accessed by dialing (877) 660-6853 or (201) 612-7415 and using account number 2995 and conference number 341606.  The call will also be available via live or archived webcast on the “Investor Relations” section of the Edwards web site at www.edwards.com or www.edwards.com/InvestorRelations.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements can sometimes be identified by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” or other similar expressions and include, but are not limited to, the company’s financial goals or expectations for sales, gross profit margin, net income, earnings per share and free cash flow; regulatory approval of new products in, and competitive dynamics associated with, the company’s heart valve therapy product line; the timing and progress of clinical studies relating to the company’s transcatheter valve technologies and the market opportunity for these products; and the impact of foreign exchange and special items on the company’s results.  Forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though they are inherently uncertain and difficult to predict.  Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement.  If the Company does update or correct one or more of these statements, investors and others should not conclude that the Company will make additional updates or corrections.

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Forward-looking statements involve risks and uncertainties that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements.  Factors that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements include the opportunities for the company’s transcatheter valve programs and the ability of the company to continue to lead in the development of this field; the company’s success in creating new market opportunities for its products and the timing of new product launches; the impact of currency exchange rates; the timing or results of pending or future clinical trials; actions by the U.S. Food and Drug Administration and other regulatory agencies; and other risks detailed in the company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2008.

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the company uses non-GAAP financial measures that exclude certain items, such as special charges and gains, results of discontinued and acquired product lines, and fluctuations in exchange rates.  Management does not consider the excluded items part of day-to-day business or reflective of the core operational activities of the company as they result from transactions outside the ordinary course of business.  Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance.  Certain guidance is provided on a non-GAAP (or “underlying”) basis that excludes special items and foreign exchange fluctuations due to the inherent difficulty in forecasting such items.  By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the company’s core operating results and trends for the periods presented.  Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Edwards and Magna Ease are trademarks of Edwards Lifesciences Corporation. Edwards Lifesciences, the stylized E logo, Carpentier-Edwards, Cosgrove-Edwards, Edwards SAPIEN, FloTrac, Fogarty, Magna, PERIMOUNT, PERIMOUNT Magna, PreSep and Swan-Ganz are trademarks of Edwards Lifesciences Corporation and are registered in the United States Patent and Trademark Office.

# # #

(1) “Underlying” amounts are non-GAAP items and exclude discontinued and newly acquired products, foreign exchange fluctuations and other adjustments.  See the reconciliation table below.

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EDWARDS LIFESCIENCES CORPORATION

Unaudited Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except per share data)	2009	2008	2009	2008

Net sales	$346.7	$309.7	$1,321.4	$1,237.7
Cost of goods sold	101.7	98.8	399.1	419.6

Gross profit	245.0	210.9	922.3	818.1

Selling, general and administrative expenses	132.3	120.2	508.8	480.6
Research and development expenses	48.3	35.8	175.5	139.2
Special charges (gains), net	3.7	15.8	(63.8)	25.1
Interest expense, net	0.2	0.7	1.1	1.1
Other (income) expense, net	(1.9)	4.4	(3.7)	7.7

Income before provision for income taxes	62.4	34.0	304.4	164.4

Provision (benefit) for income taxes	14.8	(4.1)	75.3	35.5

Net income	$47.6	$38.1	$229.1	$128.9

Earnings per share:
Basic earnings per share	$0.84	$0.68	$4.07	$2.31
Diluted earnings per share	$0.80	$0.66	$3.90	$2.19

Weighted average common shares outstanding:
Basic	56.6	55.8	56.3	55.8
Diluted	59.4	58.0	58.7	59.6

Operating Statistics
As a percentage of net sales:
Gross profit	70.7%	68.1%	69.8%	66.1%
Selling, general and administrative expenses	38.2%	38.8%	38.5%	38.8%
Research and development expenses	13.9%	11.6%	13.3%	11.2%
Income before provision for income taxes	18.0%	11.0%	23.0%	13.3%
Net income	13.7%	12.3%	17.3%	10.4%

Effective tax rate	23.7%	(12.1)%	24.7%	21.6%

Computation of Diluted Earnings per Share
Net income	$47.6	$38.1	$229.1	$128.9
Adjustment for convertible debt interest expense	—	—	—	1.7
Adjusted net income	$47.6	$38.1	$229.1	$130.6

Weighted-average common shares outstanding used to calculate diluted earnings per share excluding convertible debt	59.4	58.0	58.7	58.4
Weighted-average common shares outstanding for the convertible debt	—	—	—	1.2
Weighted-average common shares outstanding used to calculate diluted earnings per share including the convertible debt	59.4	58.0	58.7	59.6

Diluted earnings per share including the convertible debt	$0.80	$0.66	$3.90	$2.19

Note: Numbers may not calculate due to rounding

EDWARDS LIFESCIENCES CORPORATION

Unaudited Balance Sheets

(in millions)

	December 31,	December 31,
	2009	2008
ASSETS

Current assets
Cash and cash equivalents	$334.1	$218.7
Short-term investments	—	8.1
Accounts and other receivables, net (1)	272.1	204.7
Inventories, net	165.9	151.8
Deferred income taxes	48.3	42.4
Prepaid expenses	33.7	30.7
Other current assets	35.1	35.5
Total current assets	889.2	691.9

Property, plant and equipment, net	252.0	230.1
Goodwill	315.2	315.7
Other intangible assets, net	86.7	96.9
Investments in unconsolidated affiliates	22.3	14.7
Deferred income taxes	37.1	37.7
Other assets	13.0	13.2

Total assets	$1,615.5	$1,400.2

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued liabilities	$290.5	$258.5
Long-term debt	90.3	175.5
Other long-term liabilities	76.8	87.4

Stockholders’ equity
Common stock	76.1	73.7
Additional contributed capital	1,056.0	940.4
Retained earnings	906.0	676.9
Accumulated other comprehensive loss	(7.9)	(35.4)
Common stock in treasury, at cost	(872.3)	(776.8)
Total stockholders’ equity	1,157.9	878.8

Total liabilities and stockholders’ equity	$1,615.5	$1,400.2

(1)  The Company terminated its securitization program in Japan in February 2009.  As a result, “Accounts and other receivables, net” increased $45.7 million.

EDWARDS LIFESCIENCES CORPORATION

Non-GAAP Financial Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP financial measures that exclude certain items such as special charges and gains, results of discontinued products, and fluctuations in exchange rates.  Management does not consider the excluded items part of day-to-day business or reflective of the core operational activities of the Company as they result from transactions outside the ordinary course of business.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance.  Certain guidance is provided only on a non-GAAP (or “underlying”) basis that excludes special items and foreign exchange fluctuations due to the inherent difficulty in forecasting such items.  By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s core operating results and trends for the periods presented.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, not a substitute for, nor superior to, the corresponding measures calculated in accordance with GAAP.

The items described below are excluded from the GAAP financial results in the reconciliations that follow:

Gross Profit - In the fourth quarter of 2008, the Company increased by $4.7 million its non-GAAP gross profit to exclude the impact of its voluntary retrieval of certain ring repair products pending clearance of its 510k application submission from the Food and Drug Administration. Upon the return of most of these ring repair products to customers in the second quarter of 2009, the Company excluded the $4.1 million impact from its non-GAAP gross profit. Given the magnitude and unusual nature of this adjustment relative to the operating results for the period presented, the financial impact of the retrieval has been excluded from non-GAAP net income.

Special Charges (Gains), net - The Company incurred certain special charges and gains in 2009 and 2008 related to the following:

1)              Adjustment to capitalized patent enforcement costs:  $3.7 million charge in the fourth quarter of 2009 to reverse previously capitalized patent enforcement costs related to litigation for which success is no longer deemed probable; $8.2 million charge in the fourth quarter of 2008 primarily for the reversal of previously capitalized patent enforcement costs related to patents not currently marketed by the Company;

2)              Milestone receipt and net gain on sale of assets:  $43.6 million gain in the third quarter of 2009 and $1.5 million charge in the second quarter of 2009 related to the sale of the hemofiltration product line; $15.0 million gain in the third quarter of 2009, $27.0 million gain in the first quarter of 2009, and $23.0 million gain in the fourth quarter of 2008 for achieving milestones associated with the sale of the LifeStent product line; $8.1 million net loss on the sale of the LifeStent product line in the first quarter of 2008;

3)              Charitable fund contribution:  $15.0 million charge in the third quarter of 2009 for a charitable contribution to The Edwards Lifesciences Fund;

4)              Settlements and litigation:  $3.8 million charge in the third quarter of 2009 for a litigation reserve; $2.1 million charge for a litigation settlement in the first quarter of 2008; $1.5 million gain in the fourth quarter of 2008 upon receiving an insurance settlement related to a fire which damaged certain inventory held at a third-party warehouse in Brazil;

5)              Investment impairment:  $1.6 million charge in the third quarter of 2009 related to the impairment of an investment in an unconsolidated affiliate;

6)              Sale of distribution rights:  $2.8 million gain in the first quarter of 2009 related to the sale of distribution rights in Europe of a specialty vascular graft;

7)              Reserve reversal:  $1.0 million gain in the first quarter of 2009 resulting from completion of the Lifepath AAA clinical obligations;

8)              Acquisition of in-process technology and intellectual property:  $19.5 million charge related to the acquisition of technology and intellectual property in the fourth quarter of 2008;

9)              DexCom collaboration agreement:  $13.4 million charge in the fourth quarter of 2008 related to upfront licensing and collaboration fees required under the Company’s collaboration agreement with DexCom, Inc.;

10)        Realignment expenses, net:  $1.3 million charge for executive severance in the first quarter of 2008 associated with the Company’s business realignment, offset by a $1.4 million gain in the first quarter of 2008 from the reversal of previously accrued severance costs from the fourth quarter of 2007 related to the sale of the LifeStent product line; $0.8 million gain in the second quarter of 2008 and a $0.8 million gain in the fourth quarter of 2008 to reverse previously accrued severance costs related to a global realignment of resources.

Given the magnitude and unusual nature of these special charges and gains relative to the operating results for the periods presented, these items have been excluded from non-GAAP net income.

(Benefit) Provision for Income Taxes - The Company benefited from $10.1 million of favorable audit settlements in the fourth quarter of 2008. Given the magnitude and unusual nature of the tax event relative to the periods presented, it has been excluded from non-GAAP net income.

Results of Discontinued and Other Products - The Company has discontinued certain products during the periods presented.  As discontinued products do not have a continuing contribution to operations, management believes that excluding such items from the Company’s sales growth provides investors with a means of evaluating the Company’s on-going operations. In addition, the impact on sales of the voluntary retrieval of Myxo and IMR ETlogix repair products in the fourth quarter of 2008 has been excluded.  In light of the significance of the impact these products had on the sales growth of the Company, the sales results of these products have been detailed in the “Unaudited Reconciliation of Sales by Product Line and Region.”

Foreign Exchange - Fluctuation in exchange rates impacts the comparative results and sales growth rates of the Company’s underlying business. Management believes that excluding the impact of foreign exchange rate fluctuations from its sales growth provides investors a more meaningful comparison to historical financial results. The impact of foreign exchange rate fluctuations has been detailed in the “Unaudited Reconciliation of Sales by Product Line and Region.”

EDWARDS LIFESCIENCES CORPORATION

Reconciliation of GAAP to Non-GAAP Financial Information

		Three Months Ended December 31,		Year Ended December 31,
(in millions, except per share data)		2009	2008	2009	2008

GAAP net income		$47.6	$38.1	$229.1	$128.9

Reconciling items:

Gross profit
	Sale of ring repair products	—	4.7	(4.1)	4.7

Special charges (gains), net
1)	Adjustment to capitalized patent enforcement costs	3.7	8.2	3.7	8.2
2)	Milestone receipt and net gain on sale of assets	—	(23.0)	(84.1)	(14.9)
3)	Charitable fund contribution	—	—	15.0	—
4)	Settlements and litigation	—	(1.5)	3.8	0.6
5)	Investment impairment	—	—	1.6	—
6)	Sale of distribution rights	—	—	(2.8)	—
7)	Reserve reversal	—	—	(1.0)	—
8)	Acquisition of in-process technology and intellectual property	—	19.5		19.5
9)	DexCom collaboration agreement	—	13.4		13.4
10)	Realignment expenses, net	—	(0.8)	—	(1.7)
	Total special charges (gains), net	3.7	15.8	(63.8)	25.1

(Benefit) provision for income taxes
	Tax effect on non-GAAP adjustments (A)	(1.5)	(3.3)	17.8	1.7
	Tax audit settlements	—	(10.1)	—	(10.1)
	Total (benefit) provision for income taxes, net	(1.5)	(13.4)	17.8	(8.4)

Non-GAAP net income		$49.8	$45.2	$179.0	$150.3

Non-GAAP earnings per share:
Basic non-GAAP earnings per share		$0.88	$0.81	$3.18	$2.69
Diluted non-GAAP earnings per share (B)		$0.84	$0.78	$3.05	$2.55

Non-GAAP weighted average shares outstanding:
Basic		56.6	55.8	56.3	55.8
Diluted		59.4	58.0	58.7	59.6

Notes 1 - 10: See description of “Special charges (gains), net” on the previous page.

(A)  The tax effect on non-GAAP adjustments is calculated using the relevant tax jurisdictions’ statutory tax rates.

(B)  Diluted non-GAAP earnings per share for 2008 was calculated by adding back to net income $1.7 million for the full year in interest expense related to previous convertible debt, then dividing by the weighted-average diluted shares outstanding.  The convertible debt was redeemed in June 2008.

Note: Numbers may not calculate due to rounding

EDWARDS LIFESCIENCES CORPORATION

Unaudited Reconciliation of Sales by Product Line and Region

(in millions)

					2009 Adjusted		2008 Adjusted
Sales by Product Line (QTD)	4Q 2009	4Q 2008	Change	GAAP Growth Rate	Discontinued/ Other Product Line Impact	4Q 2009 Underlying Sales	Discontinued/ Other Product Line Impact	FX Impact	4Q 2008 Underlying Sales	Underlying Growth Rate*
Heart Valve Therapy	$188.3	$149.7	$38.6	25.8%	$(0.1)	$188.2	$4.4	$8.8	$162.9	15.4%
Critical Care	120.8	118.2	2.6	2.2%	—	120.8	(11.3)	5.9	112.8	7.2%
Cardiac Surgery Systems	23.9	22.9	1.0	4.4%	—	23.9	—	1.2	24.1	(0.9)%
Vascular	13.7	18.9	(5.2)	(27.5)%	(0.4)	13.3	(5.3)	0.7	14.3	(7.9)%
Total Sales	$346.7	$309.7	$37.0	11.9%	$(0.5)	$346.2	$(12.2)	$16.6	$314.1	10.2%

					2009 Adjusted		2008 Adjusted
Sales by Product Line (YTD)	YTD 4Q 2009	YTD 4Q 2008	Change	GAAP Growth Rate	Discontinued/ Other Product Line Impact	YTD 2009 Underlying Sales	Discontinued/ Other Product Line Impact	FX Impact	YTD 2008 Underlying Sales	Underlying Growth Rate*
Heart Valve Therapy	$714.9	$607.4	$107.5	17.7%	$(4.3)	$710.6	$4.2	$(8.6)	$603.0	17.8%
Critical Care	452.5	451.8	0.7	0.2%	—	452.5	(16.2)	(4.1)	431.5	4.9%
Cardiac Surgery Systems	92.8	89.2	3.6	4.0%	(0.1)	92.7	(0.2)	(1.1)	87.9	5.5%
Vascular	61.2	89.3	(28.1)	(31.5)%	(8.2)	53.0	(32.3)	(1.4)	55.6	(5.3)%
Total Sales	$1,321.4	$1,237.7	$83.7	6.8%	$(12.6)	$1,308.8	$(44.5)	$(15.2)	$1,178.0	11.1%

Sales by Region (QTD)	4Q 2009	4Q 2008	Change	GAAP Growth Rate
United States	$140.7	$132.8	$7.9	5.9%
Europe	106.2	93.8	12.4	13.2%
Japan	59.7	50.8	8.9	17.5%
Rest of World	40.1	32.3	7.8	24.1%
International	206.0	176.9	29.1	16.4%
Total	$346.7	$309.7	$37.0	11.9%

Sales by Region (YTD)	YTD 4Q 2009	YTD 4Q 2008	Change	GAAP Growth Rate
United States	$556.1	$543.6	$12.5	2.3%
Europe	404.6	380.3	24.3	6.4%
Japan	214.1	176.5	37.6	21.3%
Rest of World	146.6	137.3	9.3	6.8%
International	765.3	694.1	71.2	10.3%
Total	$1,321.4	$1,237.7	$83.7	6.8%

* Numbers may not calculate due to rounding.